                                ARCADIA FINANCIAL LTD.
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                        YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------------------------
(Dollars in thousands)                                                  1997         1996        1995         1994         1993
                                                                    ------------ ------------ ----------- ------------ -----------
COMPUTATION OF INCOME:
Income (loss) before income taxes and extraordinary item . . . .     $(67,820)    $ 96,004     $48,835      $ 6,030      $1,395
Capitalized interest . . . . . . . . . . . . . . . . . . . . . .          --           --          --           --          --
                                                                    ------------ ------------ ----------- ------------ -----------

Income before income taxes and capitalized interest. . . . . . .      (67,820)      96,004      48,835        6,030       1,395
Fixed charges. . . . . . . . . . . . . . . . . . . . . . . . . .       43,535       26,366      17,784        5,700       1,927
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Total income (loss) for computation. . . . . . . . . . . . . . .     $(24,285)    $122,370     $66,619      $11,730      $3,322
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COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed representative of interest (a) . . . .     $  2,319     $  1,173     $   614      $   284      $  129
INTEREST:
Interest on long-term debt . . . . . . . . . . . . . . . . . . .       33,281       21,153      15,529        4,885       1,648
Interest other than funding of purchase of auto loans. . . . . .        2,968        2,836         945          116          63
Amortization of debt placement . . . . . . . . . . . . . . . . .        4,967        1,204         696          415          87
Capitalized interest . . . . . . . . . . . . . . . . . . . . . .          --           --          --           --          --
                                                                    ------------ ------------ ----------- ------------ -----------

Total fixed charges. . . . . . . . . . . . . . . . . . . . . . .     $ 43,535     $ 26,366     $17,784      $ 5,700      $1,927
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Ratio of earnings to fixed charges . . . . . . . . . . . . . . .          --          4.64x       3.75x        2.06x       1.72x
Deficiency in earnings to fixed charges. . . . . . . . . . . . .       67,820          --          --           --          --

ADDITIONAL INFORMATION:
Net rental expense . . . . . . . . . . . . . . . . . . . . . . .     $  6,957     $  3,520     $ 1,842      $   861      $  391
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(a) Portion of rental deemed representative of interest equals one third of rental expense.